EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the reference to our firm under the caption "Independent Certified Public Accountants" in the Registration Statement on Form S-8 pertaining to the Salaried Employees' Stock Option and Stock Award Plan and to the incorporation by reference therein of our report dated March 27, 2000, with respect to the consolidated financial statements of The Sports Authority, Inc. as of January 29, 2000 and for the year then ended, included in its Annual Report on Form 10-K for the year ended January 29, 2000, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP


Miami, Florida

February 27, 2001